GEOLOGICAL, MANAGEMENT AND
ADMINISTRATION SERVICES AGREEMENT

THIS AGREEMENT dated for reference the 31st day of December, 1996

BETWEEN:

HUNTER DICKINSON INC., a company incorporated under the federal laws of Canada having a registered office at Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7

(herein “HDI”)

OF THE FIRST PART

AND:

QUARTZ MOUNTAIN GOLD CORP., a British Columbia company having a business office at Suite 1020, 800 West Pender Street, Vancouver, British Columbia, V6C 2V6

(herein “Quartz Mountain“)

OF THE SECOND PART

WHEREAS:

(A)                   HDI is a company established to provide geological, corporate development, administrative and management services for public companies involved in the acquisition and exploration of natural resource properties;

(B)                   Quartz Mountain and HDI have agreed that HDI will provide the services more particularly described herein on the terms and conditions of this Agreement and that Quartz Mountain will assist HDI by requiring one of Quartz Mountain’s directors to serve on the board of directors of HDI.

NOW THEREFORE in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

PART 1

ADMINISTRATION SERVICES

1.1                               During the term of this Agreement HDI shall provide Quartz Mountain and/or Quartz Mountain’s affiliates with the following administration services:

(a)                   use of HDI’s business premises located at Suite 1020, 800 West Pender Street, Vancouver, British Columbia, on a non-exclusive basis with access to the reception area, the boardroom and other offices as available and agreed to from time to time;

(b)                   use of HDI’s reception and telephone answering personnel;

(c)                   reasonable use of office equipment including telephone systems, photocopying, telecopier and computers, and other equipment as required;

(d)                   administration service personnel including accounting, purchasing, secretarial and like support staff on an “as needed” and “as available” basis.

1.2                               The administration fee payable by Quartz Mountain to HDI for the administration services shall be invoiced by HDI on a monthly basis based on a fee which represents a full cost-recovery basis to HDI and which fee will be reasonably described in the invoice. The fee shall represent a reasonable pro-rationing of HDI’s costs amongst all its client companies with regard to the level of service requirements of each such company. The fee will be reviewed from time to time and the basis may be changed on notice by HDI in the event Quartz Mountain’s use of the administration services is in excess of historical experience or HDI’s costs change or in the event a greater or lesser number of other public companies are using HDI’s services.

1.3                               Quartz Mountain acknowledges that HDI has or intends to enter into substantially identical agreements with other public companies and HDI may add, delete or vary such arrangements with such other companies in HDI’s sole discretion. As of the date hereof such other companies are more particularly described on Schedule “A” hereto.

PART 2

GEOLOGICAL AND MANAGEMENT SERVICES

2.1                               In addition to the administration services, HDI shall supply technical, geological, management and corporate development services to Quartz Mountain on a non-exclusive and on an “as needed” and “as available” basis. HDI shall, at least annually, review the resource property portfolio of Quartz Mountain together with Quartz Mountain’s board of directors and such other independent consultants as Quartz Mountain desires to involve with a view to recommending and implementing programs of exploration.

2.2                               Such recommendations shall be accompanied by reasonable details of programs including scheduling, description of activities and related budgets. Upon acceptance (with or without variations) of such recommendations by Quartz Mountain (which acceptance is in the sole discretion of Quartz Mountain) HDI shall generally carry out the program as the agent of Quartz Mountain and shall:

(a)                   retain and/or itself provide the necessary technical and support staff;

(b)                   negotiate third party service contracts and provide them to Quartz Mountain for execution or execute same as agent for Quartz Mountain. Such third party contracts shall generally include geophysical and geochemical surveys, sampling, line cutting, diamond drilling, engineering, environmental, independent analyses and reporting and such other work as has been recommended by HDI or approved by Quartz Mountain;

(c)                   apply for necessary government exploration or work permits and licences;

(d)                   provide field staff to supervise and oversee the work of HDI staff and other contractors and subcontractors;

(e)                   obtain insurance and assist in making application and relevant filings pertaining to the maintenance of titles to the property as well as filing of assessment work respecting exploration work carried out and paid for by Quartz Mountain;

(f)                   general administration of the exploration program including accounting, payment of third party invoices and reporting thereon; and

(g)                   provide assistance with corporate awareness programs regarding Quartz Mountain.

2.3                               For purposes of administration of any exploration program Quartz Mountain shall be deemed to be the operator of all of Quartz Mountain’s joint venture agreements and HDI’s function shall be as general advisor and agent.

2.4                               The fee to HDI for the above technical services shall be included with and agreed as part of budgets which are provided to and subject to the approval of Quartz Mountain. Except for overruns, significant variations (greater than 50%) in the planned programs shall require the prior approval of Quartz Mountain but the costs incurred with respect to such overruns and variations shall notwithstanding, be for the account of Quartz Mountain.

PART 3

ADDITIONAL RIGHTS AND DUTIES OF HDI

3.1                               Quartz Mountain agrees to indemnify and hold harmless HDI (and any subsidiary), their officers, directors, employees and agents, from any and all claims, suits or demands arising out of the performance of HDI hereunder. Without restricting the generality of the foregoing Quartz Mountain agrees to promptly pay HDI invoices and to advance funds against written cash calls wherever reasonably required by HDI to pay for or secure services, to secure equipment, contractors, deposits and the like and to honour all agreements which HDI enters into in good faith as agent on behalf of Quartz Mountain with third parties. The foregoing indemnity shall not apply to losses, claims or suits arising out of HDI’s negligence or wilful misconduct.

3.2                               HDI agrees to carry out its advisory, administrative and operating activities hereunder in a competent and workmanlike manner, in good faith with a view to the best interests of Quartz Mountain.

3.3                               HDI shall take reasonable precautions to ensure that only authorized personnel of HDI and Quartz Mountain are provided with information respecting the business affairs, exploration results and properties of Quartz Mountain. HDI shall limit access to information respecting exploration developments to its own staff on a need-to-know basis and shall ensure that its personnel acknowledge the need to protect confidentiality of information respecting Quartz Mountain which is developed by or comes into the possession of HDI and that they are in a “special relationship” with Quartz Mountain as contemplated by securities legislation. HDI shall generally maintain confidentiality of Quartz Mountain's affairs and shall take reasonable precautions to protect the integrity and security of information developed for Quartz Mountain.

3.4                               HDI shall not compete with Quartz Mountain and will not endeavour to acquire any interest in any property of Quartz Mountain or related to or which can reasonably be said to be derived from any property of Quartz Mountain, without the prior written consent of Quartz Mountain which consent shall be in Quartz Mountain's sole discretion.

3.5                               HDI shall not be obligated whatsoever to provide any information or advice to Quartz Mountain respecting resource property prospects and opportunities which come to the attention of HDI personnel unless such prospects and opportunities can be clearly demonstrated to be presented primarily as a result of the provision of services by HDI to Quartz Mountain under the terms of this Agreement. Quartz Mountain acknowledges that HDI is entering into substantially identical agreements with other resource companies and as a consequence HDI will be exposed to resources property opportunities in the ordinary course and may receive resource property prospects and opportunities as a consequence of services to such other resource companies in the ordinary course. As well, Quartz Mountain acknowledges that HDI may receive unsolicited proposals and opportunities from sources wholly unrelated to Quartz Mountain or any of the other client companies of HDI and those opportunities are acknowledged by Quartz Mountain to be the sole property of HDI.

3.6                               HDI may be retained by other client companies or terminate its relationship with any client company in its sole discretion and without notice to any client company.

PART 4

OTHER RIGHTS AND DUTIES OF QUARTZ MOUNTAIN

4.1                               So long as this Agreement is in effect Quartz Mountain shall require one of Quartz Mountain’s directors to be a director of HDI who shall by virtue of such appointment have the right to review all aspects of HDI’s operations. Quartz Mountain shall obtain an agreement from such nominee director that he shall not seek confidential information respecting any other client company of HDI (unless such director is also a director of such other client company) and shall in any event maintain appropriate confidentiality with respect to any HDI information provided to or obtained by such director and particularly with respect to any other client company or where such information about another client company or its exploration prospects is inadvertently acquired by the director. Such nominee shall further agree to promptly resign from the board of HDI in the event this Agreement is terminated for any reason. Such nominee shall not use any information acquired by virtue of his directorship in HDI for the purpose of competing with HDI or competing with any other client company of HDI. Such nominee shall be in a “special relationship” with any other client company of which he is not already an “insider”.

4.2                               Any authorized representative of Quartz Mountain shall at all reasonable times have full access to all of the records or information of HDI pertaining to the affairs of Quartz Mountain. Such access shall be extended to the auditors and other professional advisors of Quartz Mountain.

4.3                               HDI shall indemnify and save harmless Quartz Mountain from any claim, suit or demand which may arise by virtue of any improper act or gross negligence of HDI occurring as a result of the performance by HDI of this Agreement.

4.4                               On execution hereof Quartz Mountain shall subscribe for a single common share of HDI for $1.00 and shall resell such share to HDI for $1.00 on termination of this Agreement. Quartz Mountain shall in no event sell, transfer or otherwise dispose of or encumber such share during the currency of this Agreement. The parties acknowledge that Quartz Mountain shall be owned by its client companies and that each client company shall own one common share of HDI and that HDI shall not allow any other person to subscribe or be issued shares in HDI nor will HDI otherwise authorize, create or issue any other shares or any other securities in its capital stock without the consent of all of its client companies.

PART 5

TERMINATION

5.1                               This Agreement may be terminated by either party hereto on 30 days written notice to the other party. From the date of notice to the date of termination, HDI shall not enter into any new arrangements on behalf of Quartz Mountain (unless already legally committed to do so) without Quartz Mountain’s prior consent.

5.2                               In the event of termination during the course of implementation of any exploration or other program the parties shall negotiate in good faith to minimize any interruption of such program and to ensure that the costs related thereto are properly accounted for and duly discharged by Quartz Mountain. Notwithstanding any termination of this Agreement Quartz Mountain shall continue to be bound by any agreements contracted for on its behalf by HDI prior to termination.

5.3                               The confidentiality and non-competition provisions of this Agreement shall survive any termination of this Agreement and continue in full force and effect for three years thereafter.

5.4                               Upon termination hereof Quartz Mountain shall cease to use the HDI premises, phone number, etc. and shall make arrangements for the orderly transition of administrative and accounting responsibilities by advice letter to HDI. HDI shall turn over all business, technical, and like records pertaining to the affairs and properties of Quartz Mountain as may be in the possession of HDI although HDI may retain copies for its own records where reasonably required.

PART 6

MISCELLANEOUS

6.1                               This Agreement is not assignable by the parties and any purported assignment thereof is void ab initio.

6.2                               This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors.

6.3                               This Agreement shall be construed in accordance with the laws of the province of British Columbia and the parties agree to attorn to such jurisdiction in the event of a dispute hereunder.

6.4                               Notices shall be considered effectively given hereunder when personally delivered to a party by personal service or by fax, in each case addressed to the President.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date and year first above written.

HUNTER DICKINSON INC.

Per:	/s/ Jeffrey R. Mason
Authorized Signatory

QUARTZ MOUNTAIN GOLD CORP.

Per:	/s/ David S. Jennings
Authorized Signatory